UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*


China Armo Metals, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

16936C108

(CUSIP Number)

9/07/2010
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       *   Rule 13d-1(b)

       x   Rule 13d-1(c)

       *  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



     CUSIP No.	16936C108
1
NAMES OF REPORTING PERSONS:
Andrew Barron Worden



2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America


NUMBER OF

5
SOLE VOTING POWER
1,249,148

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
1,249,148


WITH

8
SHARED DISPOSITIVE POWER

       665,807

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  1,947,755

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12.8%

12
TYPE OF REPORTING PERSON

IN



     CUSIP No.	16936C108
1
NAMES OF REPORTING PERSONS:
Barron Partners

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
   1,172,648

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
   1,172,648

WITH

8
SHARED DISPOSITIVE POWER
0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,172,648

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.7%

12
TYPE OF REPORTING PERSON

PN
CUSIP No.	16936C108
1
NAMES OF REPORTING PERSONS:
SAS148 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
      18,300

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
      18,300

WITH

8
SHARED DISPOSITIVE POWER
0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,300
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%

12
TYPE OF REPORTING PERSON

PN



CUSIP No.	16936C108
1
NAMES OF REPORTING PERSONS:
XWRT2 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
      19,600

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER

      19,600

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      19,600


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%

12
TYPE OF REPORTING PERSON

PN



CUSIP No.	16936C108
1
NAMES OF REPORTING PERSONS:
SBMT2 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
         89,800

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER
         89,800

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         89,800

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.6%
12
TYPE OF REPORTING PERSON
PN




CUSIP No.	16936C108
1
NAMES OF REPORTING PERSONS:
Godfrey2468 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER

   61,100

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER

0
WITH

8
SHARED DISPOSITIVE POWER
61,100
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   61,100

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4%
12
TYPE OF REPORTING PERSON

PN



CUSIP No.	16936C108
1
NAMES OF REPORTING PERSONS:
RossPlan LP


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER
   32,800


SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
32,800

WITH

8
SHARED DISPOSITIVE POWER
   0


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   32,800

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%

12
TYPE OF REPORTING PERSON

PN



CUSIP No.	16936C108
1
NAMES OF REPORTING PERSONS:
Tibero2 LP
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER

      29,528



SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
   0

WITH

8
SHARED DISPOSITIVE POWER
      29,528


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      29,528


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%

12
TYPE OF REPORTING PERSON

PN



CUSIP No. 16936C108
1
NAMES OF REPORTING PERSONS:
Kaufman2 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER

         94,400



SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER
            94,400


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         94,400


10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.6%
12
TYPE OF REPORTING PERSON

PN


	CUSIP No.	16936C108
1
NAMES OF REPORTING PERSONS:
ABJ Investment Fund LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER

      234,419



SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER

0
EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER

      234,419

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      234,419

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.5%
12
TYPE OF REPORTING PERSON

PN



	CUSIP No.	16936C108
1
NAMES OF REPORTING PERSONS:
Golden1177 LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
  Delaware



NUMBER OF

5
SOLE VOTING POWER

      115,360


SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER
   115,360

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   115,360

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.8%
12
TYPE OF REPORTING PERSON
PN


CUSIP No.	16936C108
1
NAMES OF REPORTING PERSONS:
Olga Filippova
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)	x
(b)
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Russian Federation



NUMBER OF

5
SOLE VOTING POWER
   3,100

SHARES
BENEFICIALL
Y
OWNED BY
6
SHARED VOTING POWER
0

EACH
REPORTING
PERSON
7
SOLE DISPOSITIVE POWER
0
WITH

8
SHARED DISPOSITIVE POWER
3,100

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,100

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 *


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%
12
TYPE OF REPORTING PERSON
IN






Item 1.

(a)	Name of Issuer:
China Armo Metals, Inc.
(b)	  Address of Issuer's Principal Executive Offices:
One Waters Park Drive, Suite 98, San Mateo, CA 94403.

Item 2.
(a)	Name of Person(s) Filing:
Andrew Barron Worden, citizen of USA
Barron Partners LP, a DE limited partnership
Golden1177 LP, a DE limited partnership
XWRT2 LP, a DE limited partnership
SBMT2 LP, a DE limited partnership
Godfrey2468 LP, a DE limited partnership
RossPlan LP, a DE limited partnership
Tibero2 LP, a DE limited partnership
Kaufman2 LP, a DE limited partnership
SAS148 LP, a DE limited partnership
ABJ Investment Fund LP, a DE limited partnership
Olga Filippova, citizen of Russian Federation
2DanesRunnin LP, a DE limited partnership


   (b)	Address of Principal Business Office, or, if None, Residence:
Andrew Barron Worden 730 Fifth Avenue, 26th Floor, New York, NY 10019 SAS148 LP, 50 Central Park South, Unit 34/35 New York, NY 10019 Barron Partners LP, 730 Fifth Avenue, 26th Floor, New York, NY 10019. Golden1177 LP, #500-1177 West Hastings Street, Vancouver BC V6E 2K3 Canada
XWRT2 LP, 131 Laurel Grove Avenue Kentfield, CA 94904
SBMT2 LP, 104 S. Pecos Street Midland, TX 79701
Godfrey2468 LP, 279 Saugatuck Avenue  Westport, CT 06880
RossPlan LP, 50 Central Park South, Unit 34/35 New York, NY 10019 Tibero2 LP, 29 Evergreen Way Wokingham, Berkshire RG41 4BX United Kingdom
Kaufman2 LP, 127 W. 69th Street New York, Ny 10023
ABJ Investment Fund LP, #500-117 West Hastings Street, Vancouver BC V6E 2K3 Canada.
Olga Filippova, 3 Havelock Terrace, Sandymount, Dublin 4, Ireland 2DanesRunnin LP, 5016 Silver Lake Plano, TX 75093


   (c)	Citizenship or Place of Organization:
Please see response to part (a) of this Item 2.


   (d)	Title of Class of Securities:

   Common Stock

   (e)	CUSIP Number:
   16936C108

Item 3.	 If This Statement is Filed Pursuant to Rule 240.13d-1(b), or
240.13d-2(b) or (c), check whether the person filing is a:

N/A
Item 4.  Ownership.

(a)	Amount Beneficially Owned:
         1,947,755

(b)	Percentage of Class:

       The responses of the Reporting Persons to Row 11 on pages 2 - 13 are incorporated herein by reference.

       (c)  	Number of Shares to which such person has:

       (i)	sole power to vote or direct the vote
       (ii)	shared power to vote or direct the vote
       (iii)	sole power to dispose or to direct the disposition of
       (iv)	shared power to dispose or to direct the disposition of

       The responses of the Reporting Persons to Rows 5 through 8 on pages 2 - 13 are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

			Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person:
N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
Company or Control Person:

N/A



Item 8.  Identification and Classification of Members of the Group:

	See item 2 above

Item 9.  Notice of Dissolution of Group:

	Not applicable.

Item 10.  Certifications

       By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

       SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: September 16, 2010


Andrew B. Worden
By: /s/ Andrew B. Worden

Barron Partners LP
By: Barron Capital Advisors LLC, its general partner
By:  /s/ Andrew B. Worden
Name:  Andrew B. Worden
Title: Managing Member

SAS148 LP
By:  /s/ Andrew B. Worden
Name:  Andrew B. Worden
Title: General Partner
Golden1177 LP
By: Golden Properties Ltd., its general partner
By:  /s/ Alexander Lau
Name: Alexander Lau
Title: Manager

XWRT2 LP
By: /s/ Joseph Abrams
Name: Joseph Abrams
Title: General Partner

SMBT2 LP
By: Carlton Beal Family Trust FBO Spencer Beal, its general partner
By: /s/ Spence Beal
Name: Spence Beal
Title: Trustee

Godfrey2468 LP
By: /s/ Peter Godfrey
Name: Peter Godfrey
Title: General Partner

RossPlan LP
By:  /s/ Andrew B. Worden
Name:  Andrew B. Worden
Title: General Partner

Tibero2 LP
By: /s/ Tim Robinson
Name: Tim Robinson
Title: General Partner

Kaufman2 LP
By: Dash.com Inc, its General Partner
Name: Daniel Kaufman
Title: President

ABJ Investment Fund LP
By: /s/ Sandra Lau
Name: Sandra Lau
Title: General Partner

Olga Filippova
By: /s/ Olga Filippova

2DanesRunnin LP
By: Higher Ground Investments LP its General Partner
By: The Canyons Climbing LLC, its General Partner
By: /s/ Robert A. Kaiser
Name: Robert A. Kaiser
Title: Managing Member

2